Exhibit 99.1

Security Capital Assurance Ltd A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda (441) 279-7450

SECURITY CAPITAL ASSURANCE REPORTS FOURTH QUARTER
AND FULL-YEAR 2007 RESULTS

  Fourth quarter 2007 net loss of $1,197.9 million versus net income of $35.8 million in the fourth quarter of 2006. 2007 net loss of $1,224.5 million versus net income of $117.4 million in 2006;

  Total shareholder’s equity of $427.1 million, common shareholders’ equity $180.5 million, or $2.81 per share;

  Fourth quarter 2007 net operating cash flow of $79.1 million versus $133.8 million in the fourth quarter of 2006. 2007 operating cash flow of $285.5 million versus operating cash flow of $393.5 million in 2006;

  Fourth quarter 2007 non-cash, mark-to-market charge related to credit derivative exposures of $518.8 million;

  Fourth quarter 2007 net case loss reserve provisions associated with collateralized debt obligations of asset-backed securities (“CDO of ABS”) of $651.5 million. Fourth quarter 2007 net case loss reserve provisions associated with home equity line of credit (“HELOC”) and closed-end second lien (“CES”) transactions of $37.2 million;

  SCA’s board of directors elected not to declare either a quarterly dividend with respect to our common shares or a semi-annual dividend with respect to our Series A Perpetual Non- Cumulative Preference Shares (the “SCA Series A Preference Shares”).

Hamilton, Bermuda, March 13, 2008 – Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced results for the three-month and full-year periods ended December 31, 2007. The net loss in the fourth quarter of 2007 was $1,197.9 million, or $18.67 per share, versus net income of $35.8 million, or $0.56 per share, in the fourth quarter of 2006. For the full-year 2007, the Company reported a net loss of $1,224.5 million, or $19.09 per share, versus net income of $117.4 million, or $2.18 per diluted share, for the full-year 2006. As of December 31, 2007, the Company had total shareholders’ equity of $427.1 million and common shareholders’ equity of $180.5 million, or $2.81 per share.

”The extraordinary and rapid deterioration in U.S. residential mortgage-related credits led us to incur record levels of case reserves in the fourth quarter of last year,” said Paul S. Giordano, SCA’s president and chief executive officer. “We are continuing to explore our strategic options to generate or raise capital and improve our ratings. In the interim, we are in the process of realigning our cost structure to reflect the current business conditions and have made the strategic decision to cease writing new business for a period of time to preserve capital.”

For the fourth quarter of 2007, the Company had an operating loss of $678.1 million, or $10.57 per share, compared to operating income of $37.1 million, or $0.58 per share for the fourth quarter of 2006. For the full-year 2007, the operating loss was $530.3 million, or $8.27 per share, compared to operating income of $141.9 million, or $2.64 per share, for the full-year 2006. The fourth quarter and full-year 2007 operating losses were primarily due to the $651.5 million net case loss provision associated with the CDO of ABS portfolio and the $37.2 million net case loss provision that was incurred during the fourth quarter for HELOC and CES transactions. The fourth quarter 2007 net case loss provisions totaling $9.5 million, associated with the Company’s third party reinsurance business, also contributed to the operating loss.

Operating income (loss) is a non-GAAP measure that is calculated by taking net income available to common shareholders, as determined in accordance with GAAP, and excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivative financial instruments, after taxes. The reconciliation of non-GAAP measures can be found in the attachments at the end of this release.

The weighted average diluted number of shares used in the “per share” calculations was 64,169,788 for the fourth quarter and 64,150,375 for the year ended December 31, 2007. This compared to weighted average diluted shares of 64,237,292 for the fourth quarter and 53,718,326 for the year ended December 31, 2006. Weighted average diluted shares were higher for the full-year 2007 because SCA was a public company for the entire twelve months of 2007 compared to only five months in 2006.

Mark-to-Market and Case Loss Provisions. The net loss during the quarter was primarily due to a $518.8 million, or $8.09 per share, unrealized mark-to-market adjustment on financial guarantee obligations executed in credit derivative form, and additional net case loss provisions of $698.2 million, or $10.88 per share. The unrealized mark-to-market adjustment is attributable to significant changes in the estimated fair value of the Company’s credit derivative exposures since the quarter ended September 30, 2007.

The following table summarizes the gross and net case loss provisions that were incurred by the Company during the fourth quarter of 2007:

	Q4 2007 Gross Case	Q4 2007 Net Case Loss
($ in millions)	Loss Provision	Provision
CDO of ABS transactions	$838.6	$651.5
HELOC and CES transactions	$216.7	$37.2
3rd Party Reinsurance transactions	$9.5	$9.5
Total	$1,064.8	$698.2

The gross case loss reserve provisions of $838.6 million, $651.5 million net of reinsurance, are related to thirteen of SCA’s high grade multi-sector CDO of ABS transactions. Reinsurance from various subsidiaries of XL Capital Ltd (“XL”) and other reinsurers with respect to these CDO of ABS transactions is expected to result in a $187.1 million recoverable. In addition, the Company recorded a gross case loss provision of $216.7 million relating to insured HELOC and CES transactions. Reinsurance from XL and other reinsurers with respect to these HELOC and CES transactions is expected to result in a $179.5 million recoverable, which would reduce this amount to a net loss provision of $37.2 million. The $9.5 million net case loss provision in the Company’s third party reinsurance business represents a full-limit loss, and was associated with two related transactions in the international transportation sector.

Cash Flow from Operations. For the twelve months ended December 31, 2007, net cash flow from operations was $285.5 million compared to $393.5 million in the comparable twelve month period in 2006. The decline was driven by upfront insurance premiums received, which decreased by approximately $55.4 million for the full-year 2007 compared to the full-year 2006.

Holding Company Liquidity. As of December 31, 2007, our holding company parent, Security Capital Assurance Ltd, on a stand alone basis, had total assets of $434.1 million and total liabilities of $7.1 million. Cash and cash equivalents were $23.5 million while investments in subsidiaries were $409.5 million. Common and preference share dividends paid to shareholders were $13.5 million for 2007 versus $1.3 million for 2006. The increase in dividends was primarily due to the issuance of $250 million of the SCA Series A Preference Shares in April of 2007. Common dividends were also higher in 2007 versus 2006 because SCA paid four quarterly dividends in 2007 versus one quarterly dividend in 2006.

Election Not to Declare Common and Preference Share Dividends. SCA’s board of directors elected not to declare either a quarterly dividend with respect to our common shares or a semi-annual dividend with respect to the SCA Series A Preference Shares. The Company expects that this election by the Company’s board of directors will reduce cash outflow by approximately $9.9 million for the period ended March 31, 2008. Any future dividends will be subject to the discretion and approval of the board of directors, applicable law and regulatory requirements.

Update on Recent Events

Ratings Actions. During the fourth quarter of 2007, developments in the credit and mortgage markets had a material adverse impact on the insured portfolios and business, results of operations, and financial condition throughout the financial guarantee insurance industry, including SCA. As a result, the rating agencies have updated their analyses and ratings models for the industry. Based on their revised analysis, the following actions were taken with respect to SCA and its subsidiaries, XL Capital Assurance Inc. (“XLCA”), XL Capital Assurance (UK) Limited (“XLCA-U.K.”) and XL Financial Assurance Ltd. (“XLFA”).

On March 4, 2008, Moody's Investors Service (“Moody’s”) announced that it placed the “A3” (Negative outlook) insurance financial strength (“IFS”) ratings of XLCA, XLCA-UK and XLFA on review for downgrade. Previously, on February 7, 2008, Moody’s downgraded the IFS ratings of XLCA, XLCA-UK and XLFA from “Aaa” to "A3” (Negative Outlook). On February 25, 2008, Standard & Poor’s (“S&P”) downgraded the “AAA” financial strength, financial enhancement and issuer credit ratings of XLCA, XLFA and XLCA-UK to “A-” (CreditWatch with negative implications). On January 23, 2008, Fitch Ratings (“Fitch”) downgraded the insurer financial strength ratings of XLCA, XLFA and XLCA-UK to “A” (Rating Watch Negative) from “AAA.”

The Company’s capital position has been determined by the rating agencies to be insufficient to maintain our historic triple-A ratings. We require additional capital, which may not be available or may be available only on unfavorable terms. The IFS ratings downgrades have, and will likely continue to have, material adverse effects on SCA’s business, including that, at the current time, the Company has temporarily suspended writing substantially all new business.

10-K Update. In the Company’s filing with the SEC on February 29, 2008 for an extension of the due date to file our 10-K, the Company indicated that SCA’s independent auditors were evaluating whether their opinion on SCA’s financial statements would include a “going concern” explanatory paragraph. The Company expects to file its Annual Report on Form 10-K on Monday, March 17, 2008.

SCA expects that the Company’s independent auditors’ opinion will not contain a going concern explanatory paragraph. The Company also expects that such opinion will be unqualified, but will include an explanatory paragraph highlighting the Company’s decision to cease writing new business at the present time.

Current Strategic Options and Plan. As previously announced by the Company on March 3, 2008, as a result of recent developments, SCA retained Goldman Sachs & Co. as a financial advisor to assist the Company in evaluating strategic alternatives, including raising new capital, structuring reinsurance solutions and negotiating the commutation or restructuring of certain of SCA’s financial guarantee obligations.

SCA has also engaged Rothschild, Inc. to assist the Company with a comprehensive review of all strategic options. The Company has been exploring various strategic options with our advisors and have been in consultation with our regulators and the rating agencies regarding the various strategies under consideration.

While SCA continues to evaluate the elements of the strategic plan with the Company’s advisors and regulators, the key elements of the strategic plan primarily include the following:

  generating capital for rating agency purposes by not writing new business for a period of time pending clarification of SCA’s strategic options;

  pursuing the commutation, restructuring or settlement of certain obligations insured or reinsured by us, particularly with the Company’s CDO counterparties, in order to mitigate uncertainty around such exposure and generate capital for rating agency purposes;

  exploring the commutation, restructuring or settlement of ceded reinsurance or other arrangements for SCA’s benefit to generate capital for rating agency purposes or improve the Company’s liquidity position;

  seeking to raise new capital from third parties under more favorable conditions than exist at the present time; and

  examining ways to restructure the Company’s business to facilitate the creation or raising of capital by the actions described above or by other means.

There can be no assurance that the Company’s current strategic plan will not evolve or change over time, will be successfully implemented or will address the requirements of the rating agencies.

Termination of Seven CDS Contracts. On February 22, 2008 and March 6, 2008, the Company issued notices terminating seven Credit Default Swap (“CDS”) contracts with a certain counterparty under which the Company had agreed to make payments to the counterparty on the occurrence of certain credit events pertaining to particular CDOs of ABS referenced in the agreements. The Company issued each of the termination notices on the basis of the counterparty’s repudiation of certain contractual obligations under each of the agreements. The Company has been advised by the counterparty that it disputes the effectiveness of the terminations. The Company intends to vigorously enforce the terminations. The notional amount of the CDS contracts at December 31, 2007 aggregated $3.1 billion before reinsurance ($3.0 billion after reinsurance). For the year ended December 31, 2007, the Company recorded a charge of $632.3 million relating to these CDS contracts of which $204.9 million represents a net unrealized loss and is reflected in the Company’s consolidated statement of operations in the section captioned “Net realized and unrealized losses on credit derivatives” and $427.4 million represents the provision of case basis reserves for losses and loss adjustment expenses and is reflected in the Company’s consolidated statement of operations in the section captioned, “Net losses and loss adjustment expenses.”

Set forth below is a discussion of SCA’s operating results for the three- and twelve-month periods ended December 31, 2007, compared to the same periods in 2006.

Adjusted Gross Premiums. The Company has temporarily suspended writing substantially all new business. Accordingly, the description of adjusted gross premiums and premiums written is historical and is not indicative the Company’s ability to generate similar results in the future.

SCA’s adjusted gross premiums (“AGP”), as defined below, in the fourth quarter of 2007 declined 21% to $155.6 million from $197.2 million in the fourth quarter of 2006. During the fourth quarter of 2007, U.S. public finance AGP increased to $66.4 million, compared to $14.4 million in the fourth quarter of 2006. The increase was primarily due to strong premium generation associated with credit enhancing municipal transactions previously insured by other financial guarantors. The Company’s top-five public finance transactions insured during the quarter generated AGP of $26.6 million. U.S. structured finance AGP declined by 79% to $23.1 million in the fourth quarter of 2007 from $107.6 million in the fourth quarter of 2006. SCA’s structured finance volume declined significantly during the quarter due to general credit market conditions combined with the rating agency rating actions that began during the fourth quarter of 2007. These events led to significantly less liquidity in the structured markets during the fourth quarter of 2007 and continue to impact the market in 2008. Additionally, several large transactions that closed in the fourth quarter of 2006 in the global infrastructure, collateralized debt obligation and specialized risk sectors were not repeated in the fourth quarter of 2007. International AGP decreased 12% to $66.2 million in the fourth quarter of 2007 versus $75.2 million in the fourth quarter of 2006. This decrease was mostly due to the closing of several large transportation infrastructure and utility transactions in key markets abroad during the fourth quarter of 2006 that were not repeated in the fourth quarter of 2007. AGP for the twelve months ended December 31, 2007 was $549.1 million compared to $556.1 million in 2006, representing a decrease of 1% for the year. AGP in the primary insurance segment fell 7% to $478.6 million from $514.1 million while the reinsurance segment’s AGP increased 68% to $70.5 million in 2007 up from $41.9 million in 2006. The increase in the reinsurance segment’s AGP was primarily associated with international business growth.

AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted at 7%. Because AGP includes premiums due on future installment business written in the period, it allows management to measure business production for the period and compare such production to the production of prior periods on the same basis. The reconciliation of non-GAAP measures can be found in the attachments at the end of this release. Set forth below is a summary of AGP for the three- and twelve-month periods ended December 31, 2007 and 2006:

Adjusted Gross Premiums
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$66.4	$14.4	361%	$156.4	$142.2	10%
U.S. Structured Finance	23.1	107.6	-79%	175.3	208.0	-16%
International	66.2	75.2	-12%	217.4	205.8	6%
Total AGP	$155.6	$197.2	-21%	$549.1	$556.1	-1%

*Numbers may not add due to rounding

Total Premiums Written and Net Premiums Written. Total premiums written, which are comprised of gross premiums written and reinsurance premiums assumed, declined 31% to $91.9 million in the fourth quarter of 2007 versus $133.6 million in the fourth quarter of 2006. During 2007, total premiums written were $378.3 million, 8% lower than the premiums written during the year in 2006, which totaled $409.0 million. Total premiums written fell in the fourth quarter of 2007 primarily due to a decrease in “upfront” premium business derived from several large International transactions written during the fourth quarter of 2006, which were not repeated in the fourth quarter of 2007. Upfront premium transactions represented nearly 55% of total premiums written in the fourth quarter of 2007, versus approximately 78% in the fourth quarter of 2006.

Net premiums written, which comprise total premiums written less ceded premiums written, decreased 38% to $74.0 million in the fourth quarter of 2007 compared to $119.4 million in the fourth quarter of 2006. Net premiums written decreased 23% to $306.1 million in the twelve months ended December 31, 2007, compared to $395.9 million of net premiums written in the twelve months ended December 31, 2006.

Net Premiums Earned. Net premiums earned increased 29% in the fourth quarter of 2007 to $57.0 million compared to $44.3 million in the fourth quarter of 2006. Net premiums earned include accelerated premiums from refundings (“refunding premiums”). Refunding premiums increased 44% to $2.6 million in the fourth quarter of 2007, compared to $1.8 million in the fourth quarter of 2006. Core net premiums earned, a non-GAAP measure which excludes refunding premiums, increased 28% to $54.3 million in the fourth quarter of 2007 from $42.5 million in the fourth quarter of 2006. The reconciliation of non-GAAP measures can be found in the attachments at the end of this release.

For the full-year ended December 31, 2007, net premiums earned increased 18% to $215.7 million compared to $183.1 million for the full-year ended December 31, 2006. Refunding premiums declined 46% to $14.7 million in 2007 compared to $27.4 million in 2006. There were two large refundings that occurred in the second quarter of 2006 that were not repeated in 2007. Core net premiums earned, which excludes refunding premiums, increased 29% to $201.0 million in 2007 from $155.7 million in the prior full-year period.

The increase in earned premiums was primarily due to the Company’s larger back book of business in U.S. Public Finance and certain parts of Structured Finance in 2007 versus 2006. Earned premiums from the reinsurance segment also contributed to the increase in earned premiums. Set forth below is a summary of net premiums earned for the three- and twelvemonth periods ended December 31, 2007 and 2006:

Net Premiums Earned
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$16.5	$6.9	139%	$54.5	$46.4	17%
U.S. Structured Finance	14.8	17.8	-17%	80.2	70.2	14%
International	25.6	19.6	31%	81.0	66.5	22%
Total Net Premiums Earned	$57.0	$44.3	29%	$215.7	$183.1	18%

*Numbers may not add due to rounding

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $710.9 million in the fourth quarter of 2007, compared to $3.6 million in the fourth quarter of 2006. The increase was due to case loss provisioning which totaled $1,064.8 million gross, and $698.2 million net of reinsurance. The case loss provisions are associated with thirteen CDO of ABS transactions, five HELOC transactions and one CES transaction that experienced credit deterioration during the fourth quarter of 2007. There were also net case loss provisions associated with the Company’s third party reinsurance business which totaled $9.5 million and was associated with two related reinsured international transportation securitizations. This $9.5 million net case loss provision represents a full-limit loss.

For the twelve months ended December 31, 2007, net losses and loss adjustment expenses were $720.5 million as compared to $15.0 million in the comparable 2006 period.

Through December 31, 2007, we paid claims aggregating $7.5 million on our guarantees of obligations supported by three HELOCs, $5.0 million of which relates to transactions for which we have established a case basis reserve at December 31, 2007. For the full-year 2007 and through February 15, 2008, we paid claims aggregating $39.2 million, $28.4 million of which relates to transactions for which we have established a case basis reserve at December 31, 2007. There were no paid claims in 2006.

Operating Expenses. Net operating expenses in the fourth quarter of 2007 were $22.7 million, a 4% decrease compared to $23.6 million in operating expenses for the same period in 2006. The decrease was primarily due to an $11.1 million reduction in compensation expenses partially offset by higher legal and consulting expenses incurred during the quarter. Operating expenses for the twelve months ended December 31, 2007 were $98.9 million and represented a $19.9 million increase, or 25%, over 2006. The increase in operating expenses is primarily due to SCA being a public holding company for five months in 2006 as compared to a full twelve months in 2007.

Corporate expenses, which are included in operating expenses and are associated with SCA being a public holding company, were $6.4 million in the fourth quarter of 2007 versus $3.6 million in the comparable period in 2006. The increase was associated with higher legal and consulting expenses, which were partially offset by lower executive management compensation costs. Corporate expenses for the full-year 2007 were $18.9 million compared with $6.4 million for the full-year 2006.

Acquisition Costs. Acquisition costs were $7.8 million for the fourth quarter of 2007, a $4.6 million increase over the comparable period in 2006. For the year, acquisition costs were $20.0 million, an increase of $3.7 million, or 23%, as compared to 2006. The increase in acquisition costs in the fourth quarter of 2007 was primarily due to the acceleration of previously deferred costs due to the loss provisions established on six HELOC and CES transactions. The increase in the full-year costs was due to the acceleration of previously deferred costs, as well as higher premium taxes resulting from growth in our in-force business. Acquisition costs in the reinsurance segment were $1.8 million higher in the fourth quarter of 2007 versus the fourth quarter of 2006 due to higher earned premiums from reinsurance during the current quarter, and higher associated expense amortization.

Income Tax Expense. Income tax expense increased in the fourth quarter of 2007 to $25.6 million versus $0.6 million in the fourth quarter of 2006. For the full year, SCA’s income tax expense increased to $16.4 million versus $3.1 million in the prior full year. This increase was primarily due to a full write-down of our net deferred tax asset due to cumulative net operating losses in our XLCA subsidiary.

Net Investment Income. Net investment income for the fourth quarter of 2007 was $32.7 million, representing an increase of 32% from $24.7 million in the comparable period of 2006. For the year, net investment income was $120.7 million, an increase of $43.0 million, or 55%, as compared to 2006. The increase in full-year investment income was attributable to higher invested asset balances and higher average book yields. Average invested assets increased to $2.6 billion in the fourth quarter of 2007 compared to $2.1 billion in the fourth quarter of 2006. The increase was due to positive operating cash flow, income reinvestment and the investment of $247.0 million of net proceeds associated with the issuance of the SCA Series A Preference Shares in the second quarter of 2007. SCA’s average book yield increased to 4.93% in the fourth quarter of 2007 compared to 4.65% in the fourth quarter of 2006 as a result of the investment of operating, financing and investment cash flows at higher interest rates.

Balance Sheet. Due to the significant case loss provisioning that occurred during the fourth quarter of 2007, the Company’s gross loss reserves, including unallocated loss reserves, increased to $1,253.1 million at year-end 2007, from $178.5 million at the prior year-end. Gross case loss reserves were $1,141.7 million at year-end, versus $85.4 million at the end of 2006, while net case loss reserves were $709.4 million versus $14.5 million, respectively. The difference between gross case loss reserves and net case loss reserves are amounts that the Company expects to recover under various reinsurance contracts. Net unallocated loss reserves totaled $92.9 million at the year-end of 2007 versus $75.4 million at the year-end of 2006.

As of December 31, 2007, total assets were $3.604 billion, up 44% from $2.497 billion in total assets as of December 31, 2006. Book value, as measured by common shareholders’ equity, decreased to $180.5 million as of December 31, 2007, from $1.367 billion at the end of 2006. Book value attributable to common shareholders per share was $2.81 as of December 31, 2007, versus $21.31 at December 31, 2006. The Company’s total shareholders’ equity as of December 31, 2007 was $427.1 million.

SCA’s adjusted book value, defined below, was $1.501 billion, or $23.39 per share, as of December 31, 2007, versus $2.448 billion, or $38.17 per share, as of December 31, 2006. Adjusted book value is a non-GAAP financial measure defined as shareholders' equity (book value), plus the after-tax value of deferred premiums, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax net present value of estimated future installment premiums in force discounted at 7%. The reconciliation of non-GAAP measures can be found in the attachments at the end of this release.

Book value and adjusted book value per share as of December 31, 2007, were based on the Company’s issued and outstanding shares of 64,169,788. This compares to 64,136,364 shares outstanding as of year end 2006.

Conference Call Information

SCA will host an earnings conference call to discuss the Company’s fourth quarter and full-year 2007 results on Friday, March 14, 2008 at 8:30 am Eastern Time. The Company will be accepting written questions prior to, and during, the conference call via email at InvestorRelations@scafg.com.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to “SCA’s Q4 2007 Earnings Call” and provide the following passcode: 31103493. SCA will also broadcast a live audio webcast of the conference call. The webcast will be available by visiting the “Investor Relations” section of the Company’s website located at http://www.scafg.com. Following the earnings conference call, an archive of the call will be available for 30 days by dialing +1 800-642-1687 (U.S.) or +1 706-645-9291 (International). The passcode for replay participants is: 31103493. The audio webcast of the conference call will also be archived for 30 days following the call in the “Investor Relations” section of the Company’s website located at http://www.scafg.com.

An unaudited financial supplement relating to the Company's fourth quarter and full-year 2007 results is available on SCA’s website located at www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:
Investors	Media
Frank Constantinople	Michael Gormley
+1 441-279-7450	+1 441-279-7450
frank.constantinople@scafg.com	michael.gormley@scafg.com

Cindy Leggett-Flynn or Michele Loguidice
1 212-333-3810
clf@brunswickgroup.com or
mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: the outcome of the ongoing rating assessments for SCA and its subsidiaries and for all bond insurers, generally, by Fitch, Moody's and S&P, the outcome of the Company's discussions with Fitch, Moody's and S&P, and the Company's ability to successfully address any capital requirements within required timeframes; the impact of the recent ratings actions on SCA’s operating subsidiaries announced on March 4, 2008 by Moody's, February 25, 2008 by S&P, and January 23, 2008 by Fitch, including the downgrades of the IFS ratings of XLCA, XLCA-U.K. and XLFA; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; the development and implementation of a strategic plan; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit default swaps; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED
STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Gross premiums written	$79,142	$118,516	$321,929	$353,728
Reinsurance premiums assumed	12,772	15,087	56,384	55,271
Total premiums written	91,914	133,603	378,313	408,999
Ceded premiums	(17,911)	(14,223)	(72,254)	(13,067)
Net premiums written	74,003	119,380	306,059	395,932
Change in net deferred premium revenue	(17,032)	(75,074)	(90,340)	(212,817)
Net premiums earned (net of ceded
premiums earned of $15,151, $3,157,
$31,117 and $22,957)	56,971	44,306	215,719	183,115
Net investment income	32,701	24,698	120,710	77,724
Net realized (losses) gains on investments	(983)	376	(2,517)	(16,180)
Net realized and unrealized losses on
credit derivatives	(518,838)	(1,620)	(690,917)	(8,385)
Fee income and other	130	75	215	2,365
Total revenues	(430,019)	67,835	(356,790)	238,639

Expenses
Net losses and loss adjustment expenses	710,940	3,635	720,532	14,958
Acquisition costs, net	7,828	3,192	19,971	16,240
Operating expenses	22,704	23,551	98,931	78,999
Total expenses	741,472	30,378	839,434	110,197

(Loss) income before income tax and
minority interest	(1,171,491)	37,457	(1,196,224)	128,442

Income tax expense	25,563	574	16,389	3,133
(Loss) income before minority interest	(1,197,054)	36,883	(1,212,613)	125,309
Minority interest – dividends on
redeemable preferred shares	804	1,077	3,527	7,954
Net (loss) income	(1,197,858)	35,806	(1,216,140)	117,355
Dividends on perpetual non-cumulative
preference shares	-	-	8,409	-
Net (loss) income available to common
shareholders	$(1,197,858)	$35,806	$(1,224,549)	$117,355

Net (loss) income per common share:
Basic	$(18.67)	$0.56	$(19.09)	$2.19
Diluted	$(18.67)	$0.56	$(19.09)	$2.18

Weighted-average shares outstanding:
(Shares in thousands)
Basic	64,170	64,136	64,150	53,676
Diluted	64,170	64,237	64,150	53,718

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	As of	As of
	December 31,	December 31,
	2007	2006
ASSETS
Investments
Debt securities available for sale, at fair value	$2,381,249	$1,736,462
Short-term investments, at fair value	49,760	221,901
Total investments	2,431,009	1,958,363

Cash and cash equivalents	249,116	202,548
Accrued investment income	21,039	16,515
Deferred acquisition costs	108,117	93,809
Prepaid reinsurance premiums	101,122	59,983
Premiums receivable	24,494	12,936
Reinsurance balances recoverable on unpaid losses	450,733	88,616
Intangible assets – acquired licenses	11,529	11,529
Deferred income tax asset	-	18,182
Derivative assets	168,364	11,976
Other assets	38,572	22,357
Total assets	$3,604,095	$2,496,814

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$1,253,088	$178,517
Deferred premium revenue	927,385	795,906
Derivative liabilities	850,126	5,117
Reinsurance premiums payable	36,485	13,952
Payable for investments purchased	-	5,435
Accounts payable, accrued expenses and other liabilities	70,948	77,351
Total liabilities	3,138,032	1,076,278

Minority interest – redeemable preferred shares of subsidiary	39,000	54,016

Shareholders’ Equity
Series A perpetual non-cumulative preference shares, at par	3	-
Common shares, at par	653	646
Additional paid-in capital, preference shares	246,590	-
Additional paid-in capital, common shares	993,916	987,798
Total paid-in capital	1,241,162	988,444
(Accumulated deficit) retained earnings	(831,900)	397,781
Accumulated other comprehensive income (loss)	17,801	(19,705)
Total shareholders’ equity	427,063	1,366,520
Total liabilities, minority interest and shareholders’ equity	$3,604,095	$2,496,814

Comment on Regulation G

This press release contains the presentation of AGP, core net premiums earned, operating income, core income and ABV. These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of total premiums written to AGP; net premiums earned to core net premiums earned; net (loss) income available to common shareholders to operating income and core income; and total shareholders' equity to common shareholders’ equity and ABV (the most directly comparable GAAP financial measures) presented at the end of this section are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written. Because adjusted gross premiums includes premiums due on future installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis. This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position. Also, AGP is considered among other factors when determining compensation to employees. In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance. In this regard, we believe that providing only a GAAP presentation of total premiums written makes it more difficult for users of our financial information to evaluate our underlying business. Also, we believe that analysts, investors and rating agencies who follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non-GAAP financial information on a regular basis.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned excluding the impact of refundings, calls and other accelerations. We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums excludes the impact of refundings, calls and other accelerations that management cannot control or predict.

Operating Income (Loss) and Core Income (Loss)

While operating income (loss) and core income (loss) are not substitutes for net income (loss) computed in accordance with GAAP, they are useful measures of performance used by management, equity analysts and investors. We believe operating income (loss) and core income (loss) enhance the understanding of our results of operations by highlighting the underlying profitability of our business. Operating income (loss) measures net (loss) income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and the after-tax impact of net realized and unrealized gains (losses) on derivative financial instruments, and expenses related to XL Capital's secondary offering of SCA's shares. Core income (loss) represents operating income (loss) excluding the after-tax impact of refundings, calls and other accelerations. The definitions of operating income (loss) and core income (loss) used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains (losses) on investments and the after-tax impact of net realized and unrealized gains and losses on derivative financial instruments (which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee) are excluded from operating income (loss) because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate investment income (loss) and realized gains (losses) on investments is an integral part of our operations, the determination to realize gains (losses) on investments is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of gains (losses) on investments is largely opportunistic. In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (loss) (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations. Also, in determining operating income (loss) for the twelve-month period ended December 31, 2007, we excluded from operating income (loss) expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital as such expenses are not related to the conduct of the Company’s business.

Adjusted Book Value

Adjusted Book Value (“ABV”) represents GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. While ABV is not a substitute for GAAP book value, the Company believes the presentation of ABV provides another useful measure of the value of the Company for management, equity analysts and investors. The net present value of future installment premiums included in ABV may differ materially from actual future installment premiums collected due to changes in market interest rates, refinancing activity, pre-payment speeds, defaults and other factors that management cannot control or predict.

In summary, we believe that presenting both GAAP and the aforementioned non-GAAP financial measures enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons previously discussed, and they request that we provide this non-GAAP financial information on a regular basis.

Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(in millions)

	Three months ended		Year ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Total upfront premiums written	$50.2	$104.1	$222.9	$278.3
Total installment premiums written	41.7	29.5	155.4	130.7
Total premiums written	91.9	133.6	378.3	409.0
Present value of future installments	63.7	63.6	170.8	147.1
Adjusted gross premiums	$155.6	$197.2	$549.1	$556.1

Reconciliation of Net Premiums Earned to Core Net Premiums Earned
(in millions)

	Three months ended		Year ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net premiums earned	$57.0	$44.3	$215.7	$183.1
Earned premium recognized from refundings, calls and other
accelerations	(2.6)	(1.8)	(14.7)	(27.4)
Core net premiums earned	$54.3	$42.5	$201.0	$155.7

Reconciliation of Net (Loss) Income Available to Common Shareholders
to Operating (Loss) Income and Core (Loss) Income
(in millions)

	Three months ended		Year ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net (loss) income available to common shareholders	$(1,197.9)	$35.8	$(1,224.5)	$117.4
Effect of:
Expenses incurred in secondary offering	0.0	0.0	0.8	0.0
Perpetual non-cumulative preference share dividend		0.0		0.0
Net realized losses (gains) on investments	1.0	(0.4	2.5	16.2
Net realized and unrealized losses on credit derivatives	518.8	1.6	690.9	8.4
Operating income	(678.1)	37.1	(530.3)	141.9
Effect of refundings, calls and other accelerations	(0.8)	(1.7)	(12.0)	(24.5)
Core income	$(678.9)	$35.3	$(542.3)	$117.4

Reconciliation of Total Shareholders' Equity to Common Shareholders' Equity
and Adjusted Book Value
(in millions)

			As of	As of
			12/31/2007	12/31/2006
Total Shareholders' equity			$427.1	$1,366.5
Series A perpetual non-cumulative preference shares			(246.6)	0.0
Common shareholders' equity			180.5	1,366.5
After-tax value of :
Deferred premium revenue			825.4	708.4
Present value of future installment premiums			681.4	509.8
Deferred acquisition costs			(96.2)	(83.5)
Prepaid reinsurance premiums			(90.0)	(53.4)
Adjusted book value			$1,501.1	$2,447.8

*Numbers may not add due to rounding.